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EXHIBIT 5.1


Pillsbury Madison & Sutro, LLP P O Box 7880 San Francisco, CA 94120



July 24, 1996

SJNB Financial Corp.
One North Market Street
San Jose, CA  95113

Re:  Registration Statement of Form S-8

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 to be filed by SJNB Financial Corp., a California corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, relating to 495 shares of the Company's Common Stock issuable pursuant to the 1996 Stock Option Plan of SJNB Financial Corp., it is our opinion that such shares of the Common Stock of the Company, when issued and sold in accordance with the respective plans, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

S/Pillsbury Madison & Sutro LLP